EXHIBIT 99.1

LANDSEA HOMES ANNOUNCES LAUNCH OF ‘LANDSEA MORTGAGE’

Homebuyers now have access to a seamless and full-service home financing experience with Landsea Mortgage

Newport Beach, CA. (July 6, 2022)— Landsea Homes Corporation (Nasdaq: LSEA) (“Landsea Homes” or the “Company”), a publicly traded residential homebuilder, announced today the launch of Landsea Mortgage powered by NFM Lending, an award-winning, multi-state residential mortgage lender.

“The launch of Landsea Mortgage gives our valued Landsea Homes customers the opportunity to enjoy a streamlined and full-service loan process with superior customer service,” said Mike Forsum, President and Chief Operating Officer of Landsea Homes. “At Landsea Homes, our main goal is to provide the highest quality customer care so that homebuyers can truly ‘live in their element.’ We believe Landsea Mortgage will offer vital support in the homebuying process for our customers.”

NFM Lending is currently licensed in 48 states and will be responsible for the financing of home loans. The company’s focus on exceptional service and open communication throughout the loan process makes them an ideal financing resource for our homebuyers.

The Landsea Mortgage lending team will continue to provide their expertise and guidance during the new home financing process and will work closely with Landsea Homes sales and construction teams to coordinate the entire process, from pre-qualification to closing. Homebuyers can expect highly competitive rates and a diverse selection of home loans from Landsea Mortgage.

“Landsea Homes is a premier homebuilder, and we’re excited to continue our partnership with them to provide unrivaled and top-level service for homebuyers across the country,” said Ryan Sandell, Western Division President, NFM Lending.

Landsea Homes was recently named the 2022 winner of the prestigious Builder of the Year award, presented by BUILDER magazine. Through a series of strategic moves, the Newport Beach-based home builder saw a historical year of transformation after going public by exceeding the $1 billion revenue mark, acquiring Hanover Family Builders, expanding into the Texas and Florida markets, and completing 1,640 closings. The culmination of these efforts resulted in Landsea Homes rising to number 47 on the coveted Builder 100 list and winning the Builder of the Year honor.

For more information about Landsea Mortgage, please visit LandseaMortgage.com.

About Landsea Homes Corporation

Landsea Homes Corporation (Nasdaq: LSEA) is a publicly traded residential homebuilder based in Newport Beach, CA that designs and builds best-in-class homes and sustainable master-planned communities in some of the nation’s most desirable markets. The company has developed homes and communities in New York, Boston, New Jersey, Arizona, Florida, Texas and throughout California in Silicon Valley, Los Angeles, and Orange County. Landsea Homes was named the 2022 winner of the prestigious Builder of the Year award, presented by BUILDER magazine, in recognition of a historical year of transformation.

An award-winning homebuilder that builds suburban, single-family detached and attached homes, mid-and high-rise properties, and master-planned communities, Landsea Homes is known for creating inspired places that reflect modern living and provides homebuyers the opportunity to “Live in Your Element.” Our homes allow people to live where they want to live, how they want to live – in a home created especially for them.

Driven by a pioneering commitment to sustainability, Landsea Homes’ High Performance Homes are responsibly designed to take advantage of the latest innovations with home automation technology supported by Apple®. Homes include features that make life easier and provide energy savings that allow for more comfortable living at a lower cost through sustainability features that contribute to healthier living for both homeowners and the planet.

Led by a veteran team of industry professionals who boast years of worldwide experience and deep local expertise, Landsea Homes is committed to positively enhancing the lives of our homebuyers, employees, and stakeholders by creating an unparalleled lifestyle experience that is unmatched.

For more information on Landsea Homes, visit: www.landseahomes.com.

###

Media Contact:
Annie Noebel
Cornerstone Communications
anoebel@cornerstonecomms.com
(949) 449-2527

Investor Relations Contact:
Drew Mackintosh, CFA
Mackintosh Investor Relations, LLC
drew@mackintoshir.com
(512) 243-5009